Exhibit 107

Calculation of Filing Fee Tables

Form S-3
(Form Type)

JETBLUE AIRWAYS CORPORATION
(Exact Name of Registrant as Specified in its Charter)

Table 1: Newly Registered and Carry Forward Securities

	Security Type	Security Class Title	Fee Calculation or Carry Forward Rule	Amount Registered	Proposed Maximum Offering Price Per Unit	Maximum Aggregate Offering Price	Fee Rate	Amount of Registration Fee	Carry Forward Form Type	Carry Forward File Number	Carry Forward Initial effective date	Filing Fee Previously Paid In Connection with Unsold Securities to be Carried Forward
Newly Registered Securities
Fees to Be Paid	Equity	Common Stock, $0.01 par value per share	Rule 456(b) and Rule 457(r)(1)	(2)	(2)	(2)	(1)	(1)
	Equity	Preferred Stock, $0.01 par value per share	Rule 456(b) and Rule 457(r)(1)	(2)	(2)	(2)	(1)	(1)
	Debt	Debt Securities	Rule 456(b) and Rule 457(r)(1)	(2)	(2)	(2)	(1)	(1)
	Equity	Depositary Shares(3)	Rule 456(b) and Rule 457(r)(1)	(2)	(2)	(2)	(1)	(1)
	Other(4)	Warrants(4)	Rule 456(b) and Rule 457(r)(1)	(2)	(2)	(2)	(1)	(1)
	Other(5)	Stock Purchase Contracts(5)	Rule 456(b) and Rule 457(r)(1)	(2)	(2)	(2)	(1)	(1)
	Other(6)	Stock Purchase Units(6)	Rule 456(b) and Rule 457(r)(1)	(2)	(2)	(2)	(1)	(1)
	Other(7)	Subscription Rights(7)	Rule 456(b) and Rule 457(r)(1)	(2)	(2)	(2)	(1)	(1)
	Debt	Pass Through Certificates	Rule 456(b) and Rule 457(r)(1)	(2)	(2)	(2)	(1)	(1)
Fees Previously Paid	N/A	N/A	N/A	N/A	N/A	N/A		N/A
Carry Forward Securities
Carry Forward Securities	N/A	N/A	N/A	N/A		N/A			N/A	N/A	N/A	N/A
	Total Offering Amounts					N/A		N/A
	Total Fees Previously Paid							N/A
	Total Fee Offsets							N/A
	Net Fee Due							N/A
(1)	The registrant is relying on Rule 456(b) and Rule 457(r) under the Securities Act of 1933, as amended, to defer payment of all of the registration fee. In connection with the securities offered hereby, the Registrant will pay “pay-as-you-go registration fees” in accordance with Rule 456(b). The Registrant will calculate the registration fee applicable to an offer of securities pursuant to this Registration Statement based on the fee payment rate in effect on the date of such fee payment.
(2)	An unspecified aggregate initial offering price and number of securities of each identified class is being registered and may from time to time be offered at unspecified prices. The securities registered also include such unspecified amounts and numbers of common stock, preferred stock and debt securities as may be issued upon conversion of or exchange for preferred stock or debt securities that provide for conversion or exchange or pursuant to the anti-dilution provisions of any such securities. Separate consideration may or may not be received for securities that are issuable on exercise, conversion or exchange of other securities or that are issued in units.
(3)	The depositary shares registered hereunder will be evidenced by depositary receipts issued pursuant to a deposit agreement. If we elect to offer to the public fractional interests in shares of the preferred stock registered hereunder, depositary receipts will be distributed to those persons purchasing the fractional interests and shares of preferred stock will be issued to the depositary under the deposit agreement. No separate consideration will be received for the depositary shares.
(4)	Warrants to purchase common stock, preferred stock, depositary shares or any combination thereof.
(5)	Representing rights to purchase common stock, preferred stock or depositary shares. Includes an indeterminable number of shares of common stock, preferred stock or depositary shares to be issuable by us upon settlement of the stock purchase contracts or stock purchase units.
(6)	Representing ownership of stock purchase contracts and our debt securities or debt obligations of third parties, including U.S. Treasury Securities.
(7)	Rights evidencing the right to purchase common stock, preferred stock, depositary shares or warrants.